UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act Of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Grid Dynamics Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11

GRID DYNAMICS HOLDINGS, INC.

Dear Stockholder:

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Grid Dynamics Holdings, Inc. (“Grid Dynamics” or “the Company”), to be held on Tuesday, December 19, 2023, at 7:30 a.m., Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GDYN2023 (please have your notice or proxy card in hand when you visit the website).

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.

On behalf of the Company’s Board of Directors, we would like to express our appreciation for your support of and interest in Grid Dynamics.

Sincerely,

/s/ Lloyd Carney	/s/ Leonard Livschitz
Lloyd Carney	Leonard Livschitz
Chairman of the Board of Directors	Chief Executive Officer and Director

Grid Dynamics Holdings, Inc.
5000 Executive Parkway, Suite 520
San Ramon, CA 94583

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	December 19, 2023, at 7:30 a.m. Pacific Time
Place

The Annual Meeting will be a completely virtual audio meeting of stockholders, to be conducted via live audio webcast. You will be able to attend the virtual Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GDYN2023.

Items of Business

•   To elect three Class I directors to hold office until the 2026 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal.

•   To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

•   To conduct a non-binding advisory vote on the compensation of our named executive officers.

•   To conduct a non-binding advisory vote on the frequency of future stockholder advisory votes to approve, on a non-binding and advisory basis, the compensation paid to our named executive officers.

•   To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Record Date	October 26, 2023 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be Held on December 19, 2023. Our proxy materials, including the Proxy Statement and Annual Report to Stockholders, are being made available on or about November 7, 2023 at the following website: http://www.proxyvote.com, as well as on our investor relations webpage at https://ir.griddynamics.com/investor-relations.html in the “Financial Information” section under “SEC Filings.” We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,
/s/ Anil Doradla
Anil Doradla
Chief Financial Officer and Secretary

San Ramon, California

November 7, 2023

Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about November 7, 2023.

i

ii

GRID DYNAMICS HOLDINGS, INC.

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 7:30 A.M. Pacific Time, on December 19, 2023

This proxy statement (this “Proxy Statement”) and form of proxy are being provided to you in connection with the solicitation of proxies by our board of directors for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on December 19, 2023 at 7:30 a.m., Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/GDYN2023. Stockholders of record as of October 26, 2023 (the “Record Date”) are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and Grid Dynamics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended (the “Annual Report”) is first being mailed on or about November 7, 2023 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.

Why am I receiving these materials?

Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at the Annual Meeting, which will take place on December 19, 2023. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our Annual Report. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and the Annual Report are available at www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

What proposals will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•        Proposal No. 1: Election of Leonard Livschitz, Shuo Zhang and Marina Levinson as Class I directors to hold office until the 2026 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal;

•        Proposal No. 2: The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

•        Proposal No. 3: Non-binding advisory vote on the compensation of our named executive officers; and

•        Proposal No. 4: Non-binding advisory vote on the frequency of future stockholder advisory votes to approve, on a non-binding and advisory basis, the compensation paid to our named executive officers.

At the time this Proxy Statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.

What vote is necessary to approve each proposal and what are the board of directors’ recommendations?

The following table sets forth the voting requirements for each proposal being voted on at the Annual Meeting and the board of directors’ recommendations:

Effect of
Proposal	Board Recommendation	Required Vote	Withholding/ Abstentions	Broker Non-Votes
(Proposal No. 1) Election of Class I directors	FOR each nominee	Plurality of the voting power of the shares present in person or by proxy (nominees that receive the most FOR votes will be elected)	No effect	Not counted as entitled to vote and therefore no effect
(Proposal No. 2) Ratification of Grant Thornton LLP	FOR	Majority of the voting power of the shares present in person or by proxy	Same as a vote AGAINST	Not applicable (brokers have voting discretion)
(Proposal No. 3) Non-binding advisory vote on the compensation of our named executive officers	FOR	Majority of the voting power of the shares present in person or by proxy	Same as a vote AGAINST	Not counted as entitled to vote and therefore no effect
(Proposal No. 4) Non-binding advisory vote on frequency of named executive officer compensation	One Year	The frequency receiving the most votes from the shares present in person or by proxy will be considered the frequency preferred by the stockholders	No effect	Not counted as entitled to vote and therefore no effect

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on October 26, 2023, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 75,589,953 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name.    If, at the close of business on the Record Date, your shares were registered directly in your name with Continental Stock Transfer & Trust Company, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.    If, at the close of business on the Record Date, your shares were held in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/GDYN2023. You also will be able to vote your shares electronically at the Annual Meeting.

To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 7:30 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:15 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name.    If you are a stockholder of record, you can vote in one of the following ways:

•        You may vote via the Internet.    To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on December 18, 2023 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

•        You may vote by telephone.    To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on December 18, 2023 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•        You may vote by mail.    To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than December 18, 2023. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

•        You may vote at the Annual Meeting.    To vote at the meeting, following the instructions at www.virtualshareholdermeeting.com/GDYN2023 (have your Notice or proxy card in hand when you visit the website).

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.    If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name.    If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•        entering a new vote by Internet or telephone;

•        signing and returning a new proxy card with a later date;

•        delivering a written revocation to our Secretary at Grid Dynamics Holdings, Inc., 5000 Executive Parkway, Suite 520, San Ramon, CA 94583, by 11:59 p.m., Eastern Time, on December 18, 2023; or

•        following the instructions at www.virtualshareholdermeeting.com/GDYN2023.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.    If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given; however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name.    If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted in accordance with the board of directors’ recommendations above in the question “What vote is necessary to approve each proposal and what are the board of directors’ recommendations?” and in the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.    If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposals No. 1 (election of directors), 3 (advisory vote on compensation of named executive officers), and 4 (advisory vote on frequency of named executive officer compensation advisory votes) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposals No. 1, 3, or 4, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposals No. 2 and 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As noted above, as of the Record Date, there were a total of 75,589,953 shares of common stock outstanding, which means that 37,794,977 shares of common stock must be represented at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What does it mean if I received more than one Notice?

If you receive more than one Notice, you hold shares that may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report to stockholders and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

Grid Dynamics Holdings, Inc.
Attention: Secretary
5000 Executive Parkway, Suite 520
San Ramon, CA 94583
(650) 523-5000

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting. If final voting results are not available to us at that time, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. We will provide stockholders with sufficient notice of the date of our 2024 annual meeting. Because we expect the date of next year’s annual meeting to change by more than 30 days from the date of the Annual Meeting, the deadline for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting will be a reasonable time before we begin to print and send our proxy materials. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Grid Dynamics Holdings, Inc.
Attention: Secretary
5000 Executive Parkway, Suite 520
San Ramon, CA 94583

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws.

Because we expect the date of our 2024 annual meeting of stockholders to be more than 25 days before or more than 25 days after the first anniversary of the date of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120 day before the 2024 annual meeting and no later than the close of business on the later of the following two dates:

•        the tenth day following the day on which notice of the date of the 2024 annual meeting is mailed to the stockholder; or

•        the tenth day following the day public disclosure of the date of the 2024 annual meeting is made.

We will provide stockholders with sufficient notice of the date of next year’s annual meeting so that a stockholder’s notice may be timely. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our board of directors, which is currently comprised of nine members. Six of our nine directors are independent within the meaning of the independent director requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Upon the recommendation of our nominating and corporate governance committee, we are nominating Leonard Livschitz, Shuo Zhang, and Marina Levinson as Class I directors at the Annual Meeting. If elected, Messrs. Livschitz, Zhang, and Levinson will each hold office until the annual meeting of stockholders to be held in 2026 or until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The following table sets forth the names, ages as of November 7, 2023 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Leonard Livschitz	I	57	Chief Executive Officer and Director	2006	2023	2026
Shuo Zhang(1)	I	58	Director	2017	2023	2026
Marina Levinson(1)	I	65	Director	2020	2023	2026
Continuing Directors
Lloyd Carney(2)(3)	II	61	Director and Chairman	2018	2024	—
Yueou Wang	II	49	Director	2017	2024	—
Michael Southworth(1)	II	51	Director	2020	2024	—
Eric Benhamou(1)(2)(3)	III	68	Director	2015	2025	—
Weihang Wang	III	57	Director	2017	2025	—
Patrick Nicolet	III	64	Director	2022	2025	—

____________

(1)      Member of our audit committee

(2)      Member of our compensation committee

(3)      Member of our nominating and corporate governance committee

Director Nominees

Leonard Livschitz.    Mr. Livschitz has served as a director of Grid Dynamics’ board of directors since 2006 and the Chief Executive Officer of Grid Dynamics since 2014. Prior to joining Grid Dynamics as Chief Executive Officer, Mr. Livschitz co-founded the LED solutions company Luxera, serving as director from 2010 to 2014 and as President and Chief Executive Officer from 2010 to 2014. Prior to that, he served as Vice President of Sales and Marketing for Ledengin. Mr. Livschitz has over 25 years of experience in the high tech industry. He has held executive and management roles in sales, marketing, business development, and research and development with Philips Lumileds Lighting, Ledengin, Visteon Lighting and Ford Motor Company. Mr. Livschitz holds a Masters of Science degree in Systems and Control Engineering from Case Western Reserve University and a Masters of Science in Mechanical Engineering from Kharkov State Polytechnic University, Ukraine. We believe Mr. Livschitz’s extensive experience in and knowledge of the high tech industry, as well as his experience with executive and management roles and responsibilities at Grid Dynamics, provide him with the necessary skills to serve as a member of the board of directors.

Shuo Zhang.    Mr. Zhang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Ms. Zhang currently serves on the boards of directors at several public and private companies, including S.O.I.TEC Silicon on Insulator Technologies SA, Telink Semiconductor and PDF Solutions. She is also actively involved with private venture capital firms in the Silicon Valley and currently serves a China Advisory Partner for Benhamou Global Ventures (“BGV”). From December 2007 to September 2015, Ms. Zhang served in various senior management capacities at Cypress Semiconductor, including corporate development, general management and worldwide mobile sales. Prior to Cypress, Ms. Zhang served in many different product, marketing and sales management roles in Silicon

Light Machines, Agilent Technologies, Altera Corporation, and LSI Corporation. Ms. Zhang holds a Bachelor’s Degree in electrical engineering from Zhejiang University and a Master of Science in material science and mechanics from Penn State University. We believe Ms. Zhang is qualified to serve on our board of directors due to her experience in general management, marketing, sales and strategic business development.

Marina Levinson.    Ms. Levinson is the founder and CEO of CIO Advisory Group LLC, which was founded in September 2011 and provides technology advice to venture capital and private equity firms and their portfolio companies. Since April 2014, she has also been a partner at venture capital firm BGV. Previously, Ms. Levinson was a member of the board of directors of Personal Capital from October 2018 until August 2020 when Personal Capital was acquired by Empower Retirement. She also served on the board of Ellie Mae where she was the chair of the technology and cybersecurity committee and a member of the compensation committee from August 2014 until April 2019 when Ellie Mae was acquired by Thoma Bravo. She was also on the board of Carbonite where she was the chair of the nominating and corporate governance committee and a member of the information security risk committee from May 2017 until January 2020 when Carbonite was acquired by OpenText. From 2005 to 2011, Ms. Levinson served as senior vice president and chief information officer for NetApp, Inc. From 1999 to 2005, she served as vice president and chief information officer of Palm, Inc., having earlier served as senior director of global integration at 3Com. Ms. Levinson holds a B.S. in Computer Science from St. Petersburg Institute of Precision Mechanics and Optics. We believe Ms. Levinson is qualified to serve on our board of directors due to her extensive operational and management experience in the technology industry as well as her public company governance experience.

Continuing Directors

Lloyd Carney.    Mr. Carney, a director since June 14, 2018, has spent more than 25 years in the technology industry. He started at Wellfleet and Nortel Networks in 1997 and in 2002 he rose to become division president. In 2003, he joined Juniper Networks as Chief Operating Officer where he oversaw the engineering, product management and manufacturing divisions. Thereafter, in 2004, he was named Chief Executive Officer of Micromuse, an enterprise and telecom network management company. Mr. Carney led the sale of Micromuse to IBM for $865 million, staying at IBM for a year after the sale to ensure a smooth transition. In 2008, he became the Chief Executive Officer of Xsigo Systems, a provider of network visualization systems, which was sold to Oracle Corporation in 2012. Mr. Carney then accepted the role of Chief Executive Officer and director of Brocade Communications Systems, Inc., a networking solutions company, in early 2013. His tenure culminated in the sale of Brocade to Broadcom Ltd. for $5.5 billion in late 2017. Mr. Carney is currently a member of the board of directors and chairs the audit committee of Visa, a leading credit card company. He is also a member of the board of directors of Vertex Pharmaceuticals, a biotechnology company. From 2018 to 2021, he served as the chairman of Nuance Communications, a leading conversational AI solution provider. From 2005 to 2014, he was a member of the board of Cypress Semiconductor Corporation, where he served on the audit and compensation committees. He was also a member of the board of Technicolor (SA), a technology company in the media and entertainment sector from 2010 until 2015, where he chaired its technology committee. In addition, since 2007 he has served as Chief Executive Officer of Carney Global Ventures, LLC, a global investment vehicle. Mr. Carney holds a B.S. degree in Electrical Engineering Technology from Wentworth Institute of Technology, as well as a M.S. degree in Applied Business Management from Lesley College. We believe Mr. Carney is qualified to serve on our board of directors due to his extensive operational and management experience in the technology industry as well as the broad scope of experience he brings to bear.

Yueou Wang.    Mr. Wang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Mr. Wang has served as Chief Executive Officer and Executive Director of ASL, the former parent company of Grid Dynamics, since September 2016 and September 2015, respectively. Mr. Wang joined ASL in 2011 as Financial Controller, Chief Financial Officer and Joint Company Secretary. Mr. Wang is currently a director of certain ASL subsidiaries and an associate of ASL (i.e., the directorship of i-Sprint). He was a director of Teamsun from December 2017 until February 2020. Previously, Mr. Wang was the Chief Financial Officer and a board secretary of Guangzhou Headway Technology Co., Ltd., and a regional finance manager (China) of Wistron Information Technology & Services Corporation. Mr. Wang holds a Bachelor’s degree in International Accounting from Jinan University, a Master’s degree in Business Administration from University of Wales, United Kingdom and an Executive Master’s degree in Business Administration from Research Institute of Tsinghua University. We believe Mr. Wang’s financial management expertise, including his expertise in the IT industry, provides him with the necessary skills to serve as a member of the board of directors and enables him to contribute valuable insight regarding financial and strategic business issues.

Michael Southworth.    Mr. Southworth is currently the CEO of Babel Street, an AI-enabled open-source analytics company, where he has served since March 2022. Previously, he was President of Transflo, a leading provider of digital transformation solutions for the transportation market, from October 2020 to January 2022, and General Manager of the Intelligent Self-Service business at Verint Systems, Inc., a leading provider of customer engagement solutions, from February 2016 until September 2020. From June 2014 to February 2016, Mr. Southworth was Chief Executive Officer of Contact Solutions, a company acquired by Verint in February 2016 and led Contact Solution’s business transformation, including strategy planning, risk mitigation, executive recruitment and change management. For over two decades, Mr. Southworth has directed companies from the start-up phase through major periods of growth, leading numerous equity and debt financings and over $5.0 billion in mergers and acquisitions. Prior to Contact Solutions, Mr. Southworth was Senior Vice President of Global Wireless Solutions at Corning. In addition, he held senior financial roles at a number of technology companies including MobileAccess Networks, Telemus Solutions, Lucent Technologies, Chromatis Networks, and the X-Stream Network. Mr. Southworth began his career in the Silicon Valley office of PricewaterhouseCoopers where he managed IPOs and advised clients on tax and accounting matters. Mr. Southworth holds a Bachelor of Science from the University of California at Berkeley. He is a Certified Public Accountant in the State of California and currently serves on the Board of Directors of Quality of Life Plus. Mr. Southworth previously served on the Board of Directors of Finjan Holding, Inc. We believe Mr. Southworth is qualified to serve on our board of directors due to his extensive operational and management experience with multinational technology growth companies and expertise in equity and debt financing.

Eric Benhamou.    Mr. Benhamou, a director since inception, co-founded Bridge Communications, a specialist in computer network technologies in 1981. Bridge Communications later merged with 3Com Corporation, a networking equipment vendor, in 1987. Thereafter, he became Chief Executive Officer of 3Com, serving there from 1990 to 2000, and as chairman until 2010. As 3Com’s Chief Executive Officer, he led the company in acquiring US Robotics, the owner of Palm, Inc. the maker of the groundbreaking Palm Pilot. Palm, Inc. was thereafter spun off in 2000, and Mr. Benhamou served as its Chief Executive Officer until 2003. In 2003, Mr. Benhamou founded BGV, a venture capital firm focused on technology companies, specializing in cloud software, artificial intelligence cyber security, and mobile applications. Mr. Benhamou has been a member of the board of directors of Silicon Valley Bank since 2004. He was a member of the board of directors of Finjan Holdings, a cybersecurity firm, from 2013 until July 2020. He served on the board of Cypress Semiconductor as chairman for over a decade, until 2017. He served as a member of the board of directors of Enterprise 4.0 Technology Acquisition Corp, a special purpose acquisition company, from May 2021 until March 2023. He also serves on the board of several privately held technology companies, including Evinced, an AI-powered digital accessibility company, and Blendid, maker of AI-robotics smoothie preparation kiosks, Totango, a provider of customer success software, Virtana (formerly Virtual Instruments), an IT infrastructure performance management platform, and 6dbytes, a food robotics company. He holds an M.S. from Stanford University’s School of Engineering and a Diplôme d’Ingénieur and a Doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris. Mr. Benhamou taught entrepreneurship in various business schools around the world for over 10 years, principally at INSEAD, Stanford University and IDC’s Herzliya’s Arison School of Business, where he was a visiting professor. He also served on the Advisory Board of Stanford’s School of Engineering and the Board of Governors of Ben Gurion University of the Negev in Israel. We believe Mr. Benhamou is qualified to serve on our board of directors due to his extensive operational and management experience in the technology industry as well as his public company governance experience and his venture capital background.

Weihang Wang.    Mr. Wang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Mr. Wang Weihang has been a Director of ASL, the former parent company of Grid Dynamics, since 2009 and was re-designated from a Non-Executive Director to an Executive Director in May 2014. Mr. Wang has also served as the chairman and a director of Teamsun, ASL’s ultimate holding company listed on the Shanghai Stock Exchange, since 2014, and currently is also the sole director of Hong Kong Teamsun. Hong Kong Teamsun is a wholly-owned subsidiary of Teamsun. Mr. Wang previously also served as the chief executive officer of Teamsun from 2014 to July 2019. Prior to his re-designation as the chairman and chief executive officer of Teamsun in 2014, Mr. Wang was the general manager of Teamsun, and the vice-chairman and general manager of Teamsun’s first board of directors. Mr. Wang holds an Executive Master’s Degree in Business Administration from Tsinghua University in the PRC and a Master’s Degree in Semi-Conductor Materials and Microelectronic Technology from the Information and Electronic Engineering Department of Zhejiang University in the PRC. Mr. Wang was awarded as China Software Industry Outstanding Entrepreneur Laureate and China Software Industry Prestige Award Laureate by China Software Industry Association in 2009. He was also awarded the “Innovation Outstanding Personality of Chinese Brand Award” in 2011. We believe Mr. Wang’s leadership roles in the IT industry and background in technology and engineering enable Mr. Wang to provide valuable insight to the board of directors regarding business strategy and industry trends.

Patrick Nicolet.    Mr. Nicolet is the Managing Partner of Line Break Capital Ltd, a technology brokering company specialized in distributed computing that he founded in January 2021. Prior to that, he spent over twenty years in various roles at Capgemini SE, a consulting, technology services and digital transformation company, including seven as a Group Executive Board member. He also serves on the boards of directors of several private companies. Mr. Nicolet received his Bachelor of Laws (LLB) from the Université de Lausanne in Switzerland in 1984 and previously served in the Swiss Air Force where he obtained the Grade of Major. We believe Mr. Nicolet’s decades of operational and management experience in the technology industry, particularly in consulting and digital transformation, provides him with the necessary skills to serve as a member of the board of directors.

Director Independence

Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

We have undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that each of Eric Benhamou, Lloyd Carney, Marina Levinson, Patrick Nicolet, Michael Southworth, and Shuo Zhang will be considered “independent directors” as defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements and rules of Nasdaq.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provide us strong overall management. The Chairman of our board of directors and our Chief Executive Officer roles are separate. Mr. Livschitz serves as our Chief Executive Officer and Mr. Carney serves as Chairman of our board of directors. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of its business affairs. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Livschitz brings company-specific experience and expertise. As our Chief Executive Officer, Mr. Livschitz is best positioned to identify strategic priorities, lead critical discussion and execute our business plans.

Board and Stockholder Meetings and Committees

During the fiscal year ended December 31, 2022, Grid Dynamics’ board of directors held four meetings (including regularly scheduled and special meetings), and each director attended 100% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

We encourage, but do not require, our directors to attend our annual meeting of stockholders. Four of our directors who served at the time of the 2022 annual meeting of stockholders attended such meeting.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are standing committees of the board of directors. The current membership of our committees is set forth below. Each of our standing committees operates under a written charter that complies with the applicable requirements of the Nasdaq listing standards and the applicable rules and regulations of the SEC. Each of the charters is posted on the “Corporate Governance” section of our investor relations website at https://ir.griddynamics.com/corporate-governance.html.

Name of Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Shuo Zhang	Member
Marina Levinson	Member
Lloyd Carney		Member	Chair
Michael Southworth	Chair
Eric Benhamou	Member	Chair	Member

____________

(1)      Lists current membership of our committees.

Audit Committee

Our audit committee is responsible for, among other things:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end financial statements;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing our policies on and oversees risk assessment and risk management, including enterprise risk management;

•        reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•        providing oversight on matters related to our cybersecurity, IT strategy, operations, policies, controls and risk management;

•        reviewing related person transactions; and

•        approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Each of the members of our audit committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that Ms. Zhang is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The audit committee held four meetings in 2022.

Compensation Committee

Our compensation committee is responsible for, among other things:

•        reviewing, approving and determining the compensation of our executive officers and key employees;

•        reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

•        administering our equity compensation plans;

•        reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

•        establishing and reviewing general policies relating to compensation and benefits of our employees.

Each of the members of our compensation committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The compensation committee held four meetings in 2022.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•        identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•        evaluating the performance of our board of directors and of individual directors;

•        considering, and making recommendations to our board of directors regarding, the composition of our board of directors and its committees;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of our corporate governance practices and reporting; and

•        developing, and making recommendations to our board of directors regarding, corporate governance guidelines and matters.

Each of the members of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq. The nominating and corporate governance committee held no meetings in 2022 but acted by written consent.

Compensation Committee Interlocks and Insider Participation

In 2022, Mr. Benhamou and Mr. Carney served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of Grid Dynamics. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or board of directors.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. In making determinations regarding nominations of directors, our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to the Company’s success, and (v) an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders of the Company who hold no less than $2,000 in market value, or one percent, of the outstanding shares of the Company’s common stock continuously for at least twelve months prior to the date of the submission of the recommendation or nomination, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

A stockholder that wants to recommend a candidate for election to the board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary, at Grid Dynamics Holdings, Inc., 5000 Executive Parkway, Suite 520, San Ramon, CA 94583. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

Communications with the Board of Directors

Interested parties wishing to communicate with our non-management directors may do so by writing to the board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Grid Dynamics Holdings, Inc., 5000 Executive Parkway, Suite 520, San Ramon, CA 94583. Our Secretary, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chair of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our investor relations webpage at https://ir.griddynamics.com/corporate-governance.html in the “Corporate Governance” section. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process which risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external audit function, our audit committee also monitors compliance with legal and regulatory requirements and reviews, approves, prohibits and monitors related party transactions. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. In addition, our compensation committee reviews the relationship between risk management policies and compensation and evaluates compensation policies and practices that could mitigate any such risk.

Derivatives Trading and Anti-Hedging and Pledging Policy

Our insider trading policy prohibits executive officers, members of the Board, and all other employees from trading derivative securities related to our stock or engaging in short sales or other short-position transactions in shares of our stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of our common stock or PSU or RSU awards, which have been granted by the Board or Compensation Committee. The policy also prohibits all employees, including our executive officers, and members of the Board, from hedging our stock, engaging in similar transactions, holding it in a margin account, or otherwise pledging our securities.

Non-Employee Director Compensation

Our board of directors has adopted an Outside Director Compensation Policy (the “Policy”), pursuant to which, (i) each outside director will be paid an annual cash retainer of $40,000, an initial grant of restricted stock units with a grant date fair market value of $75,000, and an annual grant of restricted stock units with a grant date fair market value of $75,000, (ii) the non-executive chairperson of the board will be paid an additional annual cash fee of $20,000 and granted an additional grant of restricted stock units with a grant date fair market value of $20,000, (iii) the lead outside director will be paid an additional annual cash fee of $20,000 and granted an additional grant of restricted stock units with a grant date fair market value of $20,000, (iv) the chair of the audit, compensation and nominating and corporate governance committees will be paid an additional annual cash fee of $20,000, $15,000 and $15,000, respectively, and (v) members of the audit, compensation and nominating and corporate governance committees that are not serving as the chair of such committee, will be paid of an additional annual cash fee of $15,000, $10,000 and $10,000, respectively. Notwithstanding the foregoing, no outside director may be paid, issued or granted, in any fiscal year of the company, cash compensation and equity awards with an aggregate value greater than $600,000.

The table below shows the total compensation earned by our non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Shuo Zhang	55,000	74,989	129,989
Marina Levinson	55,000	74,989	129,989
Lloyd Carney	85,000	94,998	179,998
Yueou Wang	40,000	74,989	114,989
Michael Southworth	60,000	74,989	134,989
Eric Benhamou	80,000	74,989	154,989
Weihang Wang	40,000	74,989	114,989
Patrick Nicolet	34,066	149,978	184,044

____________

(1)      The amounts in this column represent the aggregate grant date fair value of RSU awards granted to the director in the fiscal year computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our consolidated financial statements included elsewhere in our Annual Report for a discussion of our assumptions in determining the grant date fair value of our equity awards.

BOARD DIVERSITY MATRIX (AS OF NOVEMBER 28, 2023)

Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
African American or Black	0	1
Asian	1	2
White	1	4

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. One Class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our board of directors has nominated Leonard Livschitz, Shuo Zhang, and Marina Levinson as Class I directors at the Annual Meeting. If elected, each of Messrs. Livschitz, Zhang, and Levinson will serve as Class I directors until the 2026 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Livschitz, Zhang, and Levinson. We expect that Messrs. Livschitz, Zhang, and Levinson will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE UNTIL THE 2026 ANNUAL MEETING OF STOCKHOLDERS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Grant Thornton LLP, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2023. Grant Thornton LLP has served as our independent registered public accounting firm since 2017.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Stockholder ratification of the appointment of Grant Thornton LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2023 if our audit committee believes that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the approximate aggregate fees billed to the Company by Grant Thornton LLP in 2021 and 2022 (in thousands):

Fee Category	2021	2022
Audit Fees(1)	$750,000	$1,205,000
Audit-Related Fees(2)	$116,000	$100,000
Tax Fees(3)	44,250	$23,130
All Other Fees(4)	177,018	$50,000
Total	$1,087,268	$1,378,130

____________

(1)      “Audit Fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.

(2)      “Audit-Related Fees” are aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These services include consultations and audits related to mergers and acquisitions; and services related to offering of common stock and consents for registration statements.

(3)      “Tax Fees” are the aggregate fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, advice and planning.

(4)      “All Other Fees” consist of the aggregate fees billed by Grant Thornton LLP for professional services rendered for buy-side due diligence.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Grant Thornton LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm and audit engagement fees and terms in order to ensure that the provision of such services does not impair such accounting firm’s independence.

Vote Required

The ratification of the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to express their view, on a non-binding advisory basis, on the compensation of our named executive officers (commonly known as a say-on-pay vote). This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement.

Please read the section titled “Executive Compensation” for information about our executive compensation program, including details of the fiscal 2022 compensation of our named executive officers. Our board of directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

The approval on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote “AGAINST” this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to express their view, on a non-binding advisory basis, regarding how often we should provide our stockholders an opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers (commonly known as a say-on-pay vote). You may vote for a frequency of every year, every two years, every three years, or abstain.

The board of directors recommends that the Company hold a say-on-pay vote every year. The board of directors recommends that the vote be held every year because it believes that it will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year.

Because your vote is advisory, it will not be binding upon the board of directors or on our compensation committee. However, the board of directors and the compensation committee value the opinions expressed by our stockholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Vote Required

For this proposal, stockholders are entitled to vote for one of the four provided choices: every year, every two years, every three years, or abstain from voting. The frequency receiving the most votes from the shares present in person or by proxy will be considered the frequency preferred by the stockholders. However, because your vote is advisory and not binding on our board of directors or our compensation committee, the board of directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our stockholders. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR, ON AN ADVISORY BASIS, A FREQUENCY OF “EVERY ONE YEAR” WITH RESPECT TO FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, or the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Grid Dynamics Holdings, Inc., or the Company, specifically incorporates it by reference in such filing.

The audit committee serves as the representative of our board of directors with respect to its oversight of:

•        our accounting and financial reporting processes and the audit of our financial statements;

•        the internal controls and integrity of our financial statements;

•        our compliance with legal and regulatory requirements;

•        inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and

•        the independent registered public accounting firm’s appointment, qualifications and independence, and approval of the registered public accounting firm’s services.

The audit committee also reviews the performance of our independent registered public accounting firm, Grant Thornton LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The audit committee is composed of four non-employee directors. Our board of directors has determined that each member of the audit committee is independent, and that Ms. Zhang qualifies as an “audit committee financial expert” under the SEC rules.

The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022 with management.

The audit committee also reviewed and discussed such audited consolidated financial statements with management and Grant Thornton LLP, our independent registered public accounting firm. The audit committee has discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or the PCAOB.

The audit committee received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and discussed with Grant Thornton LLP its independence. In addition, the audit committee discussed with Grant Thornton LLP its independence from management and the Company, including matters in the letter from Grant Thornton LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Grant Thornton LLP’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2022 be included in our annual report. The audit committee also has selected Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2023. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the audit committee of the board of directors:

Michael Southworth (Chair)
Eric Benhamou
Marina Levinson
Shuo Zhang

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of November 28, 2023. Officers are elected by the board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Leonard Livschitz	57	Chief Executive Officer and Director
Anil Doradla	54	Chief Financial Officer
Yury Gryzlov	41	Chief Operating Officer

For the biography of Mr. Livschitz, see the section titled “Board of Directors and Corporate Governance — Director Nominees.”

Anil Doradla.    Mr. Doradla joined Grid Dynamics in December 2019 as Chief Financial Officer. Prior to joining Grid Dynamics, Mr. Doradla most recently served as Chief Financial Officer of Airgain, Inc. (NASDAQ:AIRG), a provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, from February 2018 until November 2019. Prior to Airgain, Mr. Doradla was an equity research analyst at William Blair covering the technology sector that included ITO and BPO Services from June 2008 through January 2018. Prior to William Blair, Mr. Doradla held a range of senior finance, strategy and technology roles with Caris and Company, Deutsche Bank AG, AT&T Labs, and LCC International.

Yury Gryzlov.    Mr. Gryzlov joined Grid Dynamics in 2007 as the Company’s first QA Manager and has served as Chief Operating Officer since January 2021. As the Chief Operating Officer, he is in charge of all facets of Grid Dynamics’ operations, including budgeting, legal, HR, IT, office management, pricing, and recruiting. Previously, he served as Senior Vice President of Operations and the Vice President of Operations in Europe, where he was responsible for all aspects of Grid Dynamics’ people strategy, including hiring, developing, and retaining Grid Dynamics personnel offshore. Prior to that, Mr. Gryzlov was the Deputy Director of the Saratov Engineering Center, where he managed all of the daily operations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the compensation committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2022.

Name	Position
Leonard Livschitz	Chief Executive Officer and Director
Anil Doradla	Chief Financial Officer
Yury Gryzlov	Chief Operating Officer
Stan Klimoff(1)	Former Chief Strategy Officer

____________

(1)      Mr. Klimoff resigned as our Chief Strategy Officer effective May 19, 2023.

Executive Summary

Grid Dynamics is an emerging leader in enterprise-level digital transformations in Fortune 1000 companies. For enterprises that create innovative digital products and experiences, Grid Dynamics offers close collaboration to provide digital transformation initiatives that span strategy consulting, development of early prototypes and enterprise-scale delivery of new digital platforms. Since its inception in 2006 in Menlo Park, California, as a grid and cloud consultancy firm, Grid Dynamics has been on the forefront of digital transformation, working on big ideas like cloud computing, NOSQL, DevOps, microservices, big data and AI, and quickly established itself as a provider of choice for technology and digital enterprise companies.

2022 Business Highlights

With strong growth and record annual revenues, 2022 was an extraordinary year for us.

•        Revenue — Total revenue was $310 million, an increase of 47% from 2021 and almost triple that of 2020, our first year of being a public company.

•        GAAP Net loss — GAAP Net loss attributable to common stockholders was $(29.2) million compared to GAAP Net loss attributable to common stockholders of $(7.7) million in 2021.

•        Non-GAAP EBITDA — Non-GAAP EBITDA (earnings before interest, taxes, depreciation, amortization, other income, fair value adjustments, stock-based compensation, and transaction and transformation-related costs as well as geographic reorganization expenses), a non-GAAP metric, was $58 million, compared with non-GAAP EBITDA of $39 million in 2021.

•        Customers — Despite market conditions, we added 13 new enterprise customers to our organic business in 2022. This is a testament of our differentiation, technical competency and the business value we bring to our customers.

•        Mutual Mobile acquisition — We acquired Mutual Mobile Inc., a company offering end-to-end design and development of next-generation applications, combining mobile, augmented/virtual/mixed reality, and cloud edge / IoT practices. The acquisition of Mutual Mobile enhances our skills in the area of mobile technologies and UX expertise as well as accelerates our strategic expansion to India and supports our commitment towards offering our customers a global engineering and delivery platform.

•        Workforce relocation and expansion — In April 2022, we announced we would cease remaining operations in the Russian Federation. We have worked towards the safe and expedient relocation of the majority of our Russia based employees outside of Russia. As of May 2023, we have no office personnel in Russia and are in the process of liquidating our Russian operations. We have also moved employees affected by the military action launched by Russian forces in Ukraine to safer locations in Western Ukraine and, where permissible, outside Ukraine, and reallocated work to other geographies within our global footprint.

In addition, we announced our expansion to a new European hub with an office in Zug, Switzerland, new engineering offices in Armenia, Romania and Jamaica, and implemented workforce expansion in a strategic new region, India.

2022 Compensation Highlights

Our compensation committee and Board believe that executive compensation should be linked to our overall financial performance, strategic success and stockholder returns. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance. We seek to align individual performance with long-term strategic business objectives and stockholder interests in a manner consistent with safe and sound business practices and sustainable financial performance. We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.

Our executive compensation program has three primary elements: base salary, incentives in the form of annual cash bonuses, paid quarterly, under our Corporate Bonus Plan, and long-term equity incentives in the form of restricted stock units awards (“RSUs”) and performance share awards (“PSAs”). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Incentives in the form of annual cash bonuses, paid quarterly, under our Corporate Bonus Plan, reward the achievement of short-term goals, while long-term equity incentives drive our NEOs to focus on long-term sustainable stockholder value creation. Based on our performance and consistent with the design of our program, our compensation committee and Board made the following executive compensation decisions for fiscal 2022.

Compensation Element	Highlights
Base Salary

For 2022, the compensation committee approved a merit-based salary increase for Mr. Livschitz in light of his significant contribution to the Company’s strong growth and record revenues in 2022 and a salary increase for Mr. Gryzlov pursuant to his increased responsibilities serving as Chief Executive Officer of Grid Dynamics Europe in addition to his role as Chief Operating Officer of the Company and pursuant to his international relocation to Switzerland as a result of his additional responsibilities.

Cash Incentives

Our NEOs are eligible to receive payments under our Corporate Bonus Plan, which provides that eligible participants, including the NEOs, earn annual cash bonuses, paid quarterly, based on achievement of our financial performance objectives. Performance targets are established based on a combination of pre-determined goals, which included equally weighted revenue and non-GAAP EBITDA targets for 2022. The Company exceeded these performance targets in all four quarters of 2022, achieving 200%, 189%, 178% and 170% of the quarterly performance targets for each of the three months ended March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022, respectively. Accordingly, our NEOs received quarterly cash incentive payments that surpassed their target bonus opportunities under our Corporate Bonus Plan.

Compensation Element	Highlights
Long-Term Equity Incentives

Our NEOs are also eligible to receive performance-based PSAs and time-based RSUs.

•   For 2022, the Board granted PSAs that would vest upon our Board’s certification of the achievement of certain performance metrics. The PSAs generally required the achievement of performance relating to specified levels of revenue growth from fiscal year 2021 to fiscal year 2022, and gross margin for revenue (as adjusted for certain items) for fiscal year 2022 with each such performance goal weighted at 50% of the award. Upon maximum performance achievement, 300% of the target number of PSAs awarded could become eligible to vest. In February 2023, our compensation committee and Board certified the achievement of certain performance metrics, resulting in 256% of the target number of PSAs vesting on the certification date.

•   For 2022, the Board also granted time-based RSUs to our NEOs, the first equity grants since 2020. The conflict in Ukraine brought with it significant macroeconomic challenges, putting extreme stress on our business and our workforce. To help minimize unprecedented levels of disruption and keep our senior leadership team stable and focused on the seamless execution of our business continuity plan and the safety of our people, on May 3, 2022, the Board approved RSU awards to the NEOs, as well as other executives across the Company. These awards, which vest over two years, were intended to support our ongoing critical talent retention needs as we anticipate that the ongoing conflict in Ukraine will continue to impact our operations. Accordingly, the size and terms of the RSU awards reflect such considerations. The shares underlying the RSUs vest one-half in one year and quarterly thereafter.

Stockholder Say-on-Pay Vote

Beginning December 31, 2022, we became a large, accelerated filer and exited the “emerging growth company” status as defined in the Jumpstart Our Business Startups Act. As such, our stockholders will have their first opportunity to cast a non-binding advisory vote to approve our executive compensation at our 2023 annual meeting of stockholders. In the future, we intend to consider the outcome of such say-on-pay votes when making compensation decisions regarding our executive compensation.

What Guides Our Program

Executive Compensation Philosophy and Objectives

We operate in the software and technology industry and face a highly competitive environment for top-level executive talent. To accomplish our business and growth objectives, we must be able to attract and retain talented executives whose skills and experience enable them to contribute to our long-term success. To that end, the principal objectives and philosophy of our executive compensation programs are to attract, fairly compensate, appropriately incentivize, and retain our executives in a manner that aligns their long-term interests with those of our stockholders. The compensation committee strives to set base salaries at levels that are competitive, with leveraged incentive opportunities that provide higher payouts when our performance is significantly above target and result in lower total compensation than our peers when performance targets are missed. Our executive compensation program is designed to be:

•        Competitively Positioned:    Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.

•        Performance-Driven and Stockholder-Aligned:    A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive stockholder value creation.

•        Maximized for Leadership Impact:    We recognize, particularly in our executive team, that the value each leader brings to us extends well beyond their functional role. This means that although our compensation is informed by reviewing competitive market data, we also pay our executive team based on the impact they have on our business performance goals.

•        Responsibly Governed:    Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Best Compensation Practices & Policies

We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
🗸

Emphasize variable pay over fixed pay, with a significant portion tied to our financial results and stock performance; for 2022, 97% of our CEO’s pay and 90% of our other NEOs’ pay was “at risk” and tied to performance

		🗴	No tax gross ups other than for qualified relocation expenses
🗸	Maintain anti-hedging and anti-pledging policies	🗴	No option or stock appreciation rights granted below fair market value
🗸	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	🗴	No supplemental executive retirement plans except in jurisdictions where statutorily required
🗸	Use an independent compensation consultant	🗴	No significant perquisites
🗸	Responsible use of equity awards under our long-term incentive program
🗸	Pay for performance philosophy and culture

Executive Compensation Decision-Making Process

The Role of the Compensation Committee.    Our Board established a compensation committee to discharge its responsibilities relating to our executive compensation policies and programs. Our compensation committee oversees the executive compensation program for our NEOs. The compensation committee is comprised of independent, non-employee members of the Board and works very closely with its independent consultant and management to examine the effectiveness of our executive compensation program throughout the year. Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. Our compensation committee reviews, evaluates and recommends to the Board the compensation of our chief executive officer. Our compensation committee also reviews, approves and administers our incentive compensation plans, equity compensation plans, and such other plans as are designated from time to time by the Board. Details of the compensation committee’s authority and responsibilities are specified in its charter, which may be accessed at our website at https://ir.griddynamics.com/corporate-governance.

The Role of Management.    Members of our management team attend regular meetings where executive compensation, company and individual performance, and competitive compensation levels and practices are discussed and evaluated; however, they are not present in the board room, nor do they participate in discussions about their own pay. Only our compensation committee members are allowed to vote on decisions regarding NEO compensation. The CEO reviews his recommendations pertaining to other executives (non-NEO) pay with the compensation committee providing transparency and oversight. Decisions on non-NEO pay are made by the CEO. The CEO does not participate in the deliberations of the Board or compensation committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.

The Role of the Independent Consultant.    Our compensation committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the compensation committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer reports directly to the compensation committee and does not provide any additional services to management. The compensation committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules.

The Role of Peer Group Companies.    Our compensation committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. For purposes of setting 2022 compensation levels, in conjunction with the recommendation of Pearl Meyer, the compensation committee took into account publicly-available data for a group of peer companies (the “2022 Compensation Peer Group”) listed below along with industry specific survey data, where appropriate. Selection criteria for determining/reviewing the 2022 Compensation Peer Group, used to establish the competitive market for the NEOs, generally include:

•        Industry:    IT consulting and services, systems software and applications software companies

•        Size:    Companies with revenues ranging from $77 to $500 million and market capitalization greater than $300 million

The 2022 Compensation Peer group is listed below. Grid Dynamics is positioned between the 25th and 50th percentile in revenue and near the 25th percentile in market capitalization as of July 2021.

Peer Companies		Peer Data As of July 2021
Agilysys, Inc.	PagerDuty, Inc.
American Software, Inc.	Progress Software Corporation	Percentile	Revenue	Market Cap
Benefitfocus, Inc.	PROS Holdings, Inc.	25th	$167	$1,141
BlackLine, Inc.	QAD Inc.
ChannelAdvisor Corporation	Qualys, Inc.	Median	$267	$2,025
eGain Corporation	Rapid7, Inc.
JFrog Ltd.	TechTarget, Inc.	75th	$372	$4,143
LivePerson, Inc.	Upland Software, Inc.
LiveRamp Holdings, Inc.	Workiva Inc.	Grid	$182.5	$1,117
Model N, Inc.		% Rank	34	22

Our compensation committee also reviewed equity information from a group of “reference companies,” including EPAM Systems, Inc., Proofpoint, Inc., FireEye, Inc. (also known as Mandiant), Globant S.A. and Endava plc.

It is important to note that market data is not the sole determinant in setting pay levels for the NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, the position and responsibilities of the position, criticality of the position to our company, recommendations of our CEO and other factors. In general, our compensation committee desires to balance general internal and external equity and reserve the right to use discretion to deviate when necessary to recruit employees and/or retain the right talent.

Principal Elements of Compensation

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. We provide base salaries to our executive officers to compensate them for services rendered on a day-to-day basis and to provide sufficient and predictable annual cash income to allow them to focus on their responsibilities to the Company. In making base salary decisions, our compensation committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within our company.

Our compensation committee takes into account factors such as competitive market data as well as individual performance, experience, tenure, internal equity, individual roles and responsibilities and employee potential. For 2022, the compensation committee approved merit-based salary increases for the NEOs, as follows:

Name	2021	2022	% Adjustment
Leonard Livschitz	$600,000	$800,000	33%
Anil Doradla	$300,000	$300,000	0%
Yury Gryzlov(1)	$270,000	$432,640	60%
Stan Klimoff	$270,000	$270,000	0%

____________

(1)      Mr. Gryzlov’s 2022 base salary is 400,000 Swiss francs, which is shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022.

The increase to Mr. Livschitz’s base salary was approved in light of his significant contribution to the Company’s strong growth and record revenues in 2022. The increase to Mr. Gryzlov’s base salary was approved pursuant to his increased responsibilities serving as Chief Executive Officer of Grid Dynamics Europe in addition to his role as Chief Operating Officer of the Company and pursuant to his international relocation to Switzerland as a result of his additional responsibilities.

Cash Incentives

Our NEOs are eligible to receive payments under our Corporate Bonus Plan, which provides that eligible participants, including the NEOs, earn incentives in the form of annual cash bonuses, paid quarterly, based on achievement of our financial performance objectives. Performance targets are established based on a combination of our financial performance goals and market data. Actual quarterly payouts depend on the achievement of the pre-established financial performance objectives and can range from 0% to 200% of target award amounts.

Bonus amounts earned are paid following the end of each calendar quarter based on the achievement of our financial performance objectives. The target bonus opportunities are expressed as a percentage of annual base salary and were established by the NEO’s level of responsibility and their ability to impact overall results. Target award opportunities for 2022 were as follows:

Name	2022 Base Salary	Bonus Target (% of Base Salary)	Bonus at Target
Leonard Livschitz	$800,000	100%	$800,000
Anil Doradla	$300,000	50%	$150,000
Yury Gryzlov(1)	$432,640	50%	$216,320
Stan Klimoff	$270,000	50%	$135,000

____________

(1)      Mr. Gryzlov’s 2022 base salary is 400,000 Swiss francs, which is shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022. His bonus at target is 200,000 Swiss francs and shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022.

2022 Financial Performance Metrics, Weightings and Results.

For purposes of the Corporate Bonus Plan in 2022, the compensation committee considered two corporate performance measures, which are weighted equally: quarterly revenue and non-GAAP EBITDA. The compensation committee believed this mix of performance measures was appropriate for our business given the criticality of company growth in 2022, which the committee believes most directly influences long-term stockholder value. At the same time, the compensation committee established target performance levels for these measures that the committee believed to be challenging, but attainable, through the successful execution of our annual operating plan. Revenue growth targets were aligned with industry expectations, with annual target revenue set 29% higher than 2021 actual results. The following table shows, by quarter in 2022, our actual achievement of quarterly revenue and non-GAAP EBITDA, the resulting combined achievement percentage and the resulting quarterly cash bonus payments for each NEO.

	Actual Achievement of Corporate Performance Measures			Actual Payout to NEOs
	Revenue (in millions except percentages)	Non-GAAP EBITDA(1) (as a percentage of revenue)	Total Achievement Relative to Target	Leonard Livschitz	Anil Doradla	Yury Gryzlov(2)	Stan Klimoff
Three months ended March 31, 2022	$71.4	16.4%	200%	$300,000	$75,000	$85,000	$70,000
Three months ended June 30, 2022	$77.3	17.5%	189%	$346,500	$70,875	$84,263	$50,788
Three months ended September 30, 2022	$81.2	21.2%	178%	$356,000	$66,750	$96,262	$45,075
Three months ended December 31, 2022	$80.3	20.3%	170%	$340,000	$63,750	$91,485	$57,375
Total				$1,342,500	$276,375	$357,010	$223,238

____________

(1)      We calculate Non-GAAP EBITDA based on net income/(loss) before interest income/expense, provision for income taxes and depreciation and amortization, and further adjusted for the impact of stock-based compensation expense, transaction-related costs (which include, when applicable, professional fees, retention bonuses, and consulting, legal and advisory costs related to our merger and acquisition and capital-raising activities), impairment of goodwill and other income/expenses, net (which includes mainly interest income and expense, foreign currency transaction losses and gains, fair value adjustments and other miscellaneous expenses), and restructuring costs.

(2)      The actual payment of Mr. Gryzlov’s bonus includes 89,000 Swiss francs for the three months ended September 30, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022, 84582.96 Swiss francs for the three months ended December 31, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022 and $169,263.

Long-Term Equity Incentives

A significant portion of our NEO’s annual compensation is provided in the form of long-term equity incentives that emphasize long-term stockholder value creation and the retention of a strong executive leadership team through a balanced mix of performance-based PSAs and time-based RSU awards. These PSAs and RSUs are intended to align the interests of award recipients with those of stockholders, since the awards deliver value only if our stock price appreciates after they are granted.

PSAs awarded in 2022

Effective January 4, 2022, the Board granted PSAs that would vest upon our Board’s certification of the achievement of certain performance metrics. The 2022 target PSAs for each NEO were as follows:

	2022 Equity Awards: Target PSAs
Name	Shares at Target (#)	Grant Date Fair Value ($)(1)
Leonard Livschitz	333,250	$13,133,383
Anil Doradla	32,375	$1,275,899
Yury Gryzlov	32,375	$1,275,899
Stan Klimoff	32,375	$1,275,899

____________

(1)      The amounts in this column represent the aggregate grant date fair value of PSAs granted to the NEO in 2022 computed in accordance with FASB ASC Topic 718. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance conditions. The assumptions used to calculate these amounts are discussed in notes to our audited consolidated financial statements for the year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the PSAs or the sale of the common stock underlying such awards.

The PSAs generally required the achievement of performance relating to specified levels of revenue growth from fiscal year 2021 to fiscal year 2022, and gross margin for revenue (as adjusted for certain items) for fiscal year 2022 with each such performance goal weighted at 50% of the award. Upon maximum performance achievement, 300% of the target number of PSAs awarded could become eligible to vest.

	Performance Range			Results
Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (300% Payout)	Actual	Total Achievement Relative to Target
Revenue growth (50%)	$207,332,784	$232,282,701	$270,539,242	$310,202,156	300%
Gross Margin (50%)	15%	25%	47%	40%	212%

After the Board granted the PSAs, Russian forces launched military action in Ukraine. The conflict impacted our business and posed many new risks to our business operations. We executed our business continuity plan and adapted our business to developments as they occurred to protect the safety of our people and to handle potential impacts to our delivery infrastructure. This included moving affected employees to safer locations in Western Ukraine and, where permissible, outside Ukraine, and reallocating work to other geographies within our global footprint. We also announced we would cease remaining operations in the Russian Federation and worked towards the safe and expedient relocation of the majority of our Russia based employees outside of Russia. Given the unprecedented business circumstances in which the Company found itself following the military action launched by Russian forces in Ukraine and the resulting uncertainty surrounding the impact the conflict would have on our business operations, our compensation committee and Board determined that it was in the best interests of the Company and its stockholders to approve certain modifications to the vesting criteria of the previously granted awards to decrease the specified levels of revenue growth from fiscal year 2021 to fiscal year 2022, and gross margin for revenue (as adjusted for certain items) for fiscal year 2022, required to vest the target number of PSAs awarded. Levels of revenue growth and gross margin for revenue required to vest awards above target remained unchanged.

As shown in the table above, despite the challenging conditions we faced in light of the conflict in Ukraine, the Company achieved revenue of $310 million in 2022, an achievement that would alone result in the vesting of 300% of the target number of PSAs awarded, and gross margin for revenue (as adjusted for certain items) of 40%, an achievement that would alone result in the vesting of 212% of the target number of PSAs awarded. In February 2023, our compensation committee and Board certified the achievement of the equally weighted performance metrics, resulting in 256% of the target number of PSAs vesting on the certification date in the amounts as follows:

Name	2022 Equity Awards: PSAs Shares Vested (#)
Leonard Livschitz	853,120
Anil Doradla	82,880
Yury Gryzlov	82,880
Stan Klimoff	82,880

RSUs awarded in 2022

Effective May 3, 2022, the Board approved RSU awards across its executive workforce given a number of factors, including the unprecedented business circumstances in which the company found itself following the military action launched by Russian forces in Ukraine. The conflict in Ukraine brought with it significant macroeconomic challenges, putting extreme stress on our business and our workforce, as discussed in more detail in “2022 Compensation Highlights” above. The size and terms of the RSU awards reflect the considerations discussed above. The 2022 RSUs for each NEO were as follows:

	2022 Equity Awards: RSUs
Name	Shares (#)	Grant Date Fair Value ($)(1)
Leonard Livschitz	666,650	$9,446,431
Anil Doradla	104,003	$1,473,723
Yury Gryzlov	104,003	$1,473,723
Stan Klimoff	104,003	$1,473,723

____________

(1)      The amounts in this column represent the aggregate grant date fair value of RSUs granted to the NEO in 2022 computed in accordance with FASB ASC Topic 718.

One-half of the RSUs vest in one year and the remainder vest quarterly for one year thereafter.

Other Practices, Policies and Guidelines

Stock Trading Practices, Anti-Hedging & Anti-Pledging Policies

Our executive officers are subject to our insider trading policy, which applies to their transactions involving any securities of Grid Dynamics. Except under limited circumstances, persons subject to the policy may not engage in any transaction of our securities while aware of material nonpublic information relating to the company. The insider trading policy also implements quarterly trading blackout periods and allows for special blackout periods to limit the likelihood of trading at times with significant risk of insider trading exposure. In addition, all of our employees are prohibited from engaging in any transaction involving our securities without first obtaining pre-clearance from our compliance officer.

Our insider trading policy also includes Rule 10b5-1 trading plan guidelines that permit our directors and certain employees, including our NEOs, to adopt Rule 10b5-1 trading plans (“10b5-1 plans”). Under these guidelines, among other restrictions, 10b5-1 plans may only be adopted or modified when the person adopting the trading plan is not aware of any material nonpublic information and there is an open trading window. In addition, the first trade under a 10b5-1 plan may not occur until the completion of a cooling off period in compliance with SEC rules.

Our insider trading policy also prohibits our employees, including officers, and directors from pledging or engaging in hedging or similar transactions in our securities, including but not limited to prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls and short sales.

Clawback Policy

The Company expects to adopt a clawback policy regarding accounting restatements in accordance with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once such final rule is implemented by the Nasdaq.

Perquisites, Retirement, and Other Benefits

We generally do not provide perquisites or other benefits to our executive officers other than those available to employees generally. All of our NEOs are eligible to participate in our employee benefit plans, including medical, dental, vision, and life insurance plans, in each case on the same basis as all of our other employees. We have established a 401(k) tax-deferred savings plan, which permits participants, including our executive officers, to make contributions up to applicable annual statutory limits by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, and subject to limitations under the Employee Retirement Income Security Act.

Severance and Change in Control Benefits

On March 5, 2020, a wholly-owned subsidiary of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). We entered into employment agreements with certain of our officers (including our current NEOs), effective as of the consummation of the Business Combination (as amended, the “Post-Combination Employment Agreements”).

Each Post-Combination Employment Agreement generally provides, with respect to each officer, the following terms: (i) at-will employment, (ii) the annual base salary, (iii) eligibility to receive annual incentive bonuses at our discretion and related targeted payment, (iv) initial grant of equity awards by the company and eligibility to be granted future equity awards by the company in the discretion of its board of directors, (v) an initial term for the agreement of four years with successive one-year renewal terms unless either party provides timely notice of non-renewal, (vi) severance payments upon a termination without cause (excluding death or disability) or resignation for “good reason” (as defined in the agreement) and (vii) eligibility for enhanced “double-trigger” severance upon such terminations that occur within the three month period prior to or the 12 month period following a “change in control” (as defined in the agreement). Severance payments (including due to a double-trigger termination in connection with a change in control) are generally comprised of: (i) a lump-sum payment equal to 24 months of base salary for Mr. Livschitz, 12 months of base salary for Mr. Doradla, 12 months of base salary for Mr. Gryzlov and 12 months for Mr. Klimoff, (ii) a lump-sum payment equal to 100% with respect to Mr. Livschitz, 50% with respect to Mr. Doradla, 50% with respect to Mr. Gryzlov or 50% with respect to Mr. Klimoff, of the current annual maximum bonus target amount, (iii) reimbursement for the monthly premiums for COBRA continuation coverage (or its equivalent) for a period of 24 months for Mr. Livschitz, 12 months for Mr. Doradla, 12 months for Mr. Gryzlov and 12 months for Mr. Klimoff, and (iv) for severance unrelated to a change in control, one year of accelerated vesting of outstanding unvested equity awards on the termination date. Mr. Klimoff received no severance payments when he voluntarily resigned effective May 19, 2023.

In addition, “double-trigger” change in control severance terms provide for full accelerated vesting of outstanding unvested equity awards. Such severance benefits are conditioned on the officer signing and not revoking a separation agreement and release of claims in favor of us within the timeframe set forth in the officer’s agreement.

If any severance or other benefits provided for in an officer’s Post-Combination Employment Agreement or otherwise payable to such officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and could be subject to the related excise tax under Section 4999 of the Code, then (i) if such parachute payments are considered contingent on the Business Combination, such officer would be entitled to a gross-up for any such excise taxes up to $14 million across all officers, in accordance with an indemnification agreement entered into between the officer and us, and (ii) in all other cases, such officer would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the officer.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.

While considering tax deductibility as only one of several considerations in determining compensation, our compensation committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to our company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

Compensation Risk Assessment

It is our belief that a majority of an executive’s total compensation should be variable “at risk” compensation, meaning it is tied to our financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the company and our stockholders. Therefore, our compensation committee evaluated all of our plans and policies (applicable to executives and employees below the executive level) in April 2023 for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executives with those of our stockholders; and (c) the Corporate Bonus Plan and long-term equity incentives are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving financial objectives which diversify risks associated with a single indicator of performance, (ii) our equity-based incentives encourage a longer-term focus through multi-year vesting periods, (iii) our risk-mitigating policies in place such as insider trading and hedging prohibitions, and (iv) review and approval of final awards and quarterly updates by our compensation committee and our Board.

Compensation Committee Report

The compensation committee of the board of directors, which is composed solely of independent members of the board of directors, assists the board in fulfilling its responsibilities regarding compensation matters and, pursuant to its charter, is responsible for determining the compensation of our executive officers. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this Annual Report with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Eric Benhamou, Chair
Lloyd Carney

The material in the Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, other than our Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

Grid Dynamics’ NEOs for 2022 are Leonard Livschitz, Chief Executive Officer, Anil Doradla, Chief Financial Officer, Yury Gryzlov, Chief Operating Officer and Chief Executive Officer of Grid Dynamics Europe, and Stan Klimoff, former Chief Strategy Officer. The following table presents summary information regarding the total compensation for the years ended December 31, 2022, 2021 and 2020 for Mr. Livschitz and Mr. Gryzlov, the total compensation for the years ended December 31, 2022 and 2021 for Mr. Doradla, the years in which he was an NEO, and the total compensation for the year ended December 31, 2022 for Mr. Klimoff, the year in which he became an NEO:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Leonard Livschitz,	2022	733,333	1,342,500	—	22,579,813	6,841	24,662,487
Chief Executive Officer	2021	600,000	1,020,000	—	5,202,033	—	6,822,033
	2020	555,000	440,104	—	13,649,920	2,222,128	16,867,152

Anil Doradla,	2022	300,000	276,375	—	2,749,621	3,372	3,329,368
Chief Financial Officer	2021	300,000	255,000	—	505,374	—	1,060,374

Yury Gryzlov(5),	2022	369,488	357,010	—	2,749,621	52,982	3,529,101
Chief Operating Officer and	2021	270,000	239,500	—	505,374	—	1,014,874
Chief Executive Officer of	2020	225,875	82,729	455,742	1,888,480	419,594	3,064,420
Grid Dynamics Europe

Stan Klimoff	2022	270,000	223,238	—	2,749,621	10,224	3,253,083
Former Vice President of Corporate Development

____________

(1)      The amounts included in this column reflect payments earned in 2022, 2021 and 2020, as applicable, under the Company’s Corporate Bonus Plan as described below.

(2)      The amounts included in this column reflect the aggregate grant date fair value of stock options granted during 2022, 2021 and 2020, as applicable, computed in accordance with the provisions of FASB ASC 718. The assumptions used to calculate these amounts are discussed in notes to Grid Dynamics’ audited consolidated financial statements for the year ended December 31, 2022 included in the Original Filing. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)      The amounts in this column represent the aggregate grant date fair value of RSU awards and PSAs granted to the NEO in 2022, 2021 and 2020, as applicable, computed in accordance with FASB ASC Topic 718. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance conditions. The assumptions used to calculate these amounts are discussed in notes to Grid Dynamics’ audited consolidated financial statements for the year ended December 31, 2022 included in the Original Filing. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the RSU awards, PSAs, or the sale of the common stock underlying such awards. The grant date fair market value for the PSAs assuming the maximum payout would have been $39,400,148 for Mr. Livschitz and $3,827,696 for Mr. Doradla, Mr. Gryzlov, and Mr. Klimoff.

(4)      The amounts included in this column for 2022 for Mr. Gryzlov include (i) ArmadaCare supplemental executive medical premiums paid by the Company on behalf of Mr. Gryzlov and his family, (ii) certain relocation costs associated with Mr. Gryzlov’s relocation to Switzerland and (iii) certain insurance and education costs paid by the Company on behalf of Mr. Gryzlov’s family pursuant to Mr. Gryzlov’s relocation, and the amounts included in this column for 2022 for Mr. Klimoff include ArmadaCare supplemental executive medical premiums paid by the Company on behalf of Mr. Klimoff and his family.

(5)      The actual payment of Mr. Gryzlov’s bonus includes 89,000 Swiss francs for the three months ended September 30, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022, 84582.96 Swiss francs for the three months ended December 31, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022 and $169,263.

2022 Grants of Plan-Based Awards

The following table summarizes information regarding the incentive awards granted to each of Grid Dynamics’ NEOs in 2022:

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leonard Livschitz	—		—	—	800,000	1,600,000	—	—	—	—	—
	1/3/2022		12/28/2021	—	—	—	—	13,133,383	39,400,149	—	—
	5/3/2022	(4)	4/28/2022	—	—	—	—	—	—	666,650	9,446,431

Anil Doradla	—		—	—	150,000	300,000	—	—	—	—	—
	1/3/2022		12/28/2021	—	—	—	—	1,275,899	3,827,697	—	—
	5/3/2022	(4)	4/28/2022	—	—	—	—	—	—	104,003	1,473,723

Yury Gryzlov(5)	—		—	—	216,320	432,640	—	—	—	—	—
	1/3/2022		12/28/2021	—	—	—	—	1,275,899	3,827,697	—	—
	5/3/2022	(4)	4/28/2022	—	—	—	—	—	—	104,003	1,473,723

Stan Klimoff	—		—	—	135,000	270,000	—	—	—	—	—
	1/3/2022		12/28/2021	—	—	—	—	1,275,899	3,827,697	—	—
	5/3/2022	(4)	4/28/2022	—	—	—	—	—	—	104,003	1,473,723

____________

(1)      Amounts in the “Estimated Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive opportunities under our Corporate Bonus Plan based upon the achievement of corporate performance goals over each quarter fiscal year 2022. The actual amounts paid to our named executive officers are set forth in the “2022 Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the section titled “Compensation Discussion and Analysis — Quarterly Cash Incentives.”

(2)      Amounts in the “Estimated Payouts under Equity Incentive Plan Awards” columns relate to the PSAs under our 2020 Equity Incentive Plan. The shares underlying these PSAs vest upon our board’s certification of the achievement of certain performance metrics, with such certification to occur no later than March 1, 2023. The PSAs generally required the achievement of performance relating to specified levels of revenue growth from fiscal year 2021 to fiscal year 2022, and gross margin for revenue (as adjusted for certain items) for fiscal year 2022 with each such performance goal weighted at 50% of the award. Upon maximum performance achievement, 300% of the target number of PSAs awarded could become eligible to vest. In the event that Grid Dynamics’ change in control occurred during the fiscal year, 100% of the target number of PSAs would become eligible to vest on December 31, 2022, subject to continued service through such date. In February 2023, the compensation committee of our board of directors and our board of directors certified the achievement of certain performance metrics, resulting in 256% of the target number of PSAs vesting on the certification date, resulting in the issuance of the following number of shares to the following individuals: 853,120 shares for Mr. Livschitz, 82,880 shares for Mr. Doradla, 82,880 shares for Mr. Gryzlov and 82,880 shares for Mr. Klimoff, with such target numbers reflected here. The calculation of the payouts is discussed in the section titled “Compensation Discussion and Analysis — Long-Term Equity Incentives.”

(3)      The dollar value of the RSUs shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. The actual value that the NEO will realize on each RSU will depend on the price per share of our shares of common stock at the time shares underlying the RSUs are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our NEOs.

(4)      These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. Fifty percent (50%) of the shares underlying these RSUs vest on May 3, 2023, and the remaining RSUs vest in 4 equal quarterly installments thereafter.

(5)      The actual payment of Mr. Gryzlov’s bonus includes 89,000 Swiss francs for the three months ended September 30, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022, 84582.96 Swiss francs for the three months ended December 31, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022 and $169,263.

Outstanding Equity Awards at 2022 Year-End

The following table summarizes information concerning the outstanding equity awards, including unexercised options, as of December 31, 2022, for each of Grid Dynamics’ NEOs:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) –Exercisable	Number of Securities Underlying Unexercised Options (#) –Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($)(7)
Leonard Livschitz	3/13/2020						416,566	(2)	4,673,871
	1/3/2022									853,120	9,572,006
	5/3/2022						666,650	(3)	7,479,813

Anil Doradla	3/13/2020	96,250	43,750	(1)	8.26	3/13/2030
	3/13/2020						40,474	(2)	454,118
	5/4/2020						26,250	(4)	294,525
	1/3/2022									82,880	929,914
	5/3/2022						104,003		1,166,914

Yury Gryzlov	11/12/2018	252,588			3.54	11/12/2028
	5/22/2019	46,518			3.54	5/22/2029
	5/22/2019	18,565			3.54	5/22/2029
	3/13/2020	96,250	43,750	(1)	8.26	3/13/2030
	3/13/2020						40,474	(2)	454,118
	5/4/2020						26,250	(4)	294,525
	1/3/2022									82,880	929,914
	5/3/2022						104,003	(3)	1,166,914

Stan Klimoff	11/12/2018	101,035			3.54	11/12/2028
	5/22/2019	37,214			3.54	5/22/2029
	5/22/2019	7,426			3.54	5/22/2029
	3/13/2020	140,000	43,750	(1)	8.26	3/13/2030
	3/13/2020						40,474	(2)	454,118
	5/4/2020						26,250	(4)	294,525
	1/3/2022									82,880	929,914
	5/3/2022						104,003		1,166,914

____________

(1)      Twenty-five percent (25%) of the shares subject to the option vested on March 13, 2021 and the remaining shares vest in 12 equal quarterly installments thereafter, provided the participant’s service has not terminated prior to each such date.

(2)      Twenty-five percent (25%) of the shares underlying these RSUs vested on March 13, 2021, and the remaining RSUs vest in 12 equal quarterly installments thereafter.

(3)      Fifty percent (50%) of the shares underlying these RSUs vest on May 3, 2023, and the remaining RSUs vest in 4 equal quarterly installments thereafter.

(4)      Twenty-five percent (25%) of the shares underlying these RSUs vested on May 4, 2021, and the remaining RSUs vest in 12 equal quarterly installments thereafter.

(5)      This amount reflects the fair market value of our common stock of $11.22 per share as of December 31, 2022, multiplied by the amount shown in the column for Number of Shares or Units of Stock That Have Not Vested.

(6)      The shares underlying these PSAs vest upon our board’s certification of the achievement of certain performance metrics, with such certification to occur no later than March 1, 2023. The PSAs generally required the achievement of performance relating to specified levels of revenue growth from fiscal year 2021 to fiscal year 2022, and gross margin for revenue (as adjusted for certain items) for fiscal year 2022 with each such performance goal weighted at 50% of the award. Upon maximum performance achievement, 300% of the target number of PSAs awarded could become eligible to vest. In the event that Grid Dynamics’ change in control occurred during the fiscal year, 100% of the target number of PSAs would become eligible to vest on December 31, 2022, subject to continued service through such date. In February 2023, the compensation committee of our board of directors and our board of directors certified the achievement of certain performance metrics, resulting in 256% of the target number of PSAs vesting on the certification date, resulting in the issuance of the following number of shares to the following individuals: 853,120 shares for Mr. Livschitz, 82,880 shares for Mr. Doradla, 82,880 shares for Mr. Gryzlov and 82,880 shares for Mr. Klimoff, with such target numbers reflected here. The amounts shown in the table above reflect shares of our common stock issued on February 21, 2023 as if such determination had been made as of December 31, 2022.

(7)      This amount reflects the fair market value of our common stock of $11.22 per share as of December 31, 2022, multiplied by the amount shown in the column for Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested.

Option Exercises and Stock Vested in 2022

The following table sets forth the number of shares of common stock acquired during 2022 by our NEOs upon the exercise of stock options or upon the vesting of RSUs, as well as the value realized upon such equity award transactions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Leonard Livschitz	—	—	403,231	5,806,427
Anil Doradla	—	—	56,671	881,634
Yury Gryzlov	—	—	56,671	881,634
Stan Klimoff	—	—	56,671	881,634

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during fiscal 2022 except in jurisdictions where such plan is statutorily required.

Potential Payments upon Termination or Change in Control

Each Post-Combination Employment Agreement with our NEOs generally provides, with respect to each officer, the following terms: (i) at-will employment, (ii) the annual base salary, (iii) eligibility to receive annual incentive bonuses at the Board’s discretion and related targeted payment, (iv) initial grant of equity awards by the company and eligibility to be granted future equity awards by the company in the discretion of its board of directors, (v) an initial term for the agreement of four years with successive one-year renewal terms unless either party provides timely notice of non-renewal, (vi) severance payments upon a termination without cause (excluding death or disability) or resignation for “good reason” (as defined in the agreement) and (vii) eligibility for enhanced “double-trigger” severance upon such terminations that occur within the three month period prior to or the 12 month period following a “change in control” (as defined in the agreement). Severance payments (including due to a double-trigger termination in connection with a change in control) are generally comprised of: (i) a lump-sum payment equal to 24 months of base salary for Mr. Livschitz, 12 months of base salary for Mr. Doradla, 12 months of base salary for Mr. Gryzlov and 12 months for Mr. Klimoff, (ii) a lump-sum payment equal to 100% with respect to Mr. Livschitz, 50% with respect to Mr. Doradla, 50% with respect to Mr. Gryzlov or 50% with respect to Mr. Klimoff, of the current annual maximum bonus target amount, (iii) reimbursement for the monthly premiums for COBRA continuation coverage (or its equivalent) for a period of 24 months for Mr. Livschitz, 12 months for Mr. Doradla, 12 months for Mr. Gryzlov and 12 months for Mr. Klimoff, and (iv) for severance unrelated to a change in control, one year of accelerated vesting of outstanding unvested equity awards on the termination date. Mr. Klimoff received no severance payments when he voluntarily resigned effective May 19, 2023.

In addition, “double-trigger” change in control severance terms provide for full accelerated vesting of outstanding unvested equity awards. Such severance benefits are conditioned on the officer signing and not revoking a separation agreement and release of claims in favor of us within the timeframe set forth in the officer’s agreement.

If any severance or other benefits provided for in an officer’s Post-Combination Employment Agreement or otherwise payable to such officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and could be subject to the related excise tax under Section 4999 of the Code, such officer would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the officer.

		Termination without Cause or Resignation for Good Reason Outside of the Change in Control Period				Termination without Cause or Resignation for Good Reason Within the Change in Control Period
Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)
Leonard Livschitz	1,600,000	800,000	82,401	13,088,012	15,570,413	1,600,000	800,000	82,401	15,892,749	18,375,150
Anil Doradla	300,000	75,000	28,755	1,901,597	2,305,352	300,000	75,000	28,755	2,408,304	2,812,059
Yury Gryzlov(3)	432,640	108,160	15,034	1,901,597	2,457,431	432,640	108,160	15,034	2,408,304	2,964,138
Stan Klimoff(4)	270,000	67,500	28,755	1,901,597	2,267,852	270,000	67,500	28,755	2,408,304	2,774,559

____________

(1)      The amounts reported in these columns represent estimates of the premiums to maintain group health insurance continuation benefits pursuant to COBRA (or its equivalent) for the executive and the executive’s respective eligible dependents for 24 months for Mr. Livschitz and 12 months for each of Mr. Doradla, Mr. Gryzlov and Mr. Klimoff. The amounts presented are based on estimates for maintaining group health insurance continuation benefits under our 2023 health insurance plans.

(2)      The value of the accelerated RSUs in this table are calculated by multiplying the number of shares subject to acceleration by the closing price of our common stock on December 31, 2022, which was $11.22 per share. The value of the accelerated stock options is calculated by multiplying (x) the number of shares subject to acceleration for each stock option by (y) the closing price per share on December 31, 2022, minus the applicable exercise price per share.

(3)      Mr. Gryzlov’s 2022 base salary is 400,000 Swiss francs, and his salary severance is shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022. His bonus at target is 200,000 Swiss francs, and his bonus severance is shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022. The value of his continued health coverage total 13,900 Swiss francs and is shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022.

(4)      Mr. Klimoff received no severance payments when he voluntarily resigned effective May 19, 2023.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders
2018 Stock Plan(2)	1,598,811	$3.54	—
2020 Equity Incentive Plan(3)	5,768,517	$13.22	7,060,436
Equity compensation plans not approved by security holders	—	—	—
TOTAL	7,367,328		7,060,436

____________

(1)      The weighted average exercise price does not take into account outstanding RSUs.

(2)      The 2018 Stock Plan was terminated in connection with the consummation of the Business Combination, and accordingly, no further shares are available for issuance under the 2018 Stock Plan. Under the terms of the 2018 Stock Plan, certain option grants were accelerated in full or by an additional 12 months as a result of the Business Combination. Additionally, on March 4, 2020, the date of the closing of the Business Combination (the “Closing”), a percentage of outstanding vested Grid Dynamics stock options were settled in exchange for cash consideration. The remaining portion of outstanding vested options and all unvested options were automatically assumed and converted into options to purchase the Company’s common stock as of the Closing. The number of each participant’s assumed options and the exercise price were adjusted. The assumed stock options continued to be subject to the same terms and conditions, including vesting schedule terms, in accordance with the 2018 Stock Plan.

(3)      The Company’s 2020 Equity Incentive Plan became effective on March 4, 2020, in connection with the consummation of the Business Combination. The 2020 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, RSUs, bonus stock, dividend equivalents and other stock-based awards and other substitute awards, annual incentive awards and performance awards. The Company has reserved a total of 16,300,000 shares of Company common stock for issuance pursuant to the 2020 Equity Incentive Plan, subject to certain adjustments set forth therein.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance for the fiscal years listed below for Leonard Livschitz, our principal executive officer or PEO, and our other named executive officers, or NEOs. You should refer to our Compensation Discussion & Analysis (“CD&A”) in this proxy statement for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

					Year-end value of $100 invested on 3/6/2020 in:
Year	Summary Compensation Table Total for Leonard Livschitz (PEO) $	Compensation Actually Paid to Leonard Livschitz (PEO)(1)(2) $	Average Summary Compensation Table Total for Non-CEO NEOs(3) $	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3) $	Total Shareholder Return(4) $	Peer Group Total Shareholder Return(4) $	Net Income(5) (in millions) $	Total Revenue(6) (in millions) $
2022	24,662,487	(1,512,843)	3,370,517	(2,198,770)	95.82	154.38	(29.2)	310.5
2021	6,822,033	61,798,485	1,037,624	9,962,765	324.25	237.64	(7.7)	211.3
2020	16,867,152	30,670,144	3,445,956	5,539,216	107.60	154.73	(12.6)	111.3

____________

(1)      Compensation Actually Paid does not mean that our PEO or non-CEO NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment table below:
	2022		2021		2020
	Leonard Livschitz	Average Non- CEO NEOs	Leonard Livschitz	Average Non- CEO NEOs	Leonard Livschitz	Average Non- CEO NEOs
Total Compensation from Summary Compensation Table	$24,662,487	3,370,517	6,822,033	1,037,624	16,867,152	3,445,956
Adjustments for Pension
Adjustment Summary Compensation Table Pension	$—	$—	$—	$—	$—	$—
Amount added for current year service cost	$—	$—	$—	$—	$—	$—
Amount added for prior service cost impacting current year	$—	$—	$—	$—	$—	$—
Total Adjustments for Pension	$—	$—	$—	$—	$—	$—
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(22,579,813)	$(2,749,621)	$(5,202,033)	$(505,374)	$(13,649,920)	$(2,344,222)
Year-end fair value of unvested awards granted in the current year	$17,051,819	$2,096,827	$2,657,236	$258,149	$27,419,144	$4,429,378
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(11,143,047)	$(2,866,245)	$19,022,743	$4,851,438	$—	$—
Fair values at vest date for awards granted and vested in current year	$—	$—	$32,341,913	$3,141,994	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(9,504,290)	$(2,050,249)	$6,156,594	$1,178,935	$33,769	$8,105
Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$—	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—	$—
Total Adjustments for Equity Awards	$(26,175,330)	$(5,569,288)	$54,976,452	$8,925,141	$13,802,992	$2,093,260
Compensation Actually Paid (as calculated)	$(1,512,843)	$(2,198,770)	$61,798,485	$9,962,765	$30,670,144	$5,539,216

(2)      Assumptions used in the valuation of equity awards for purposes of calculating Compensation Actually Paid were materially the same as at grant date, except for adjusting for expected performance of PRSUs at each measurement date.

(3)      Reflects the average of the total compensation paid to our non-CEO NEOs in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-CEO NEOs in each year are listed below:

2022: Anil Doradla; Yury Gryzlov; Stan Klimoff

2021: Anil Doradla; Yury Gryzlov

2020: Victoria Livschitz; Yury Gryzlov

(4)      Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on March 6, 2020, the first day of trading for the Company’s stock after the closing of its business combination, and reinvesting all dividends until the last day of each reported fiscal year. Pursuant to SEC guidance, reflects peer group used in the company’s performance graph as disclosed in our 2022 Form 10-K. The peer group includes Accenture plc, Cognizant Technology Solutions Corp., Endava plc, EPAM Systems Inc., Globant, S.A., and Infosys Ltd.

(5)      The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.

(6)      In the Company’s assessment, Total Revenue is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the Company in 2022 to link compensation actually paid to performance. The dollar amounts reported are the Company’s total revenue reflected in the Company’s audited financial statements.

Most Important Performance Measures

In our assessment, the most important performance measures used to link CAP (as calculated in accordance with the SEC rules) to Company performance are listed in the table below, in no particular order. The role of each of these performance measures in our executive compensation program is discussed in the CD&A.

Performance Measures
Total Revenue
EBITDA
Contribution Margin

Descriptions of the Information Presented in the Pay Versus Performance Table

The illustrations below compare CAP (as calculated in accordance with the SEC rules) and the following measures:

•        the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

•        the Company’s Net Income; and

•        the Company’s Total Revenue

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 26, 2023 for:

•        each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;

•        each of our named executive officers;

•        each of our directors and nominees for director; and

•        all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 75,589,953 shares of our common stock outstanding as of October 26, 2023 (the “Beneficial Ownership Date”). We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of October 26, 2023 and shares issuable upon the vesting of RSUs within 60 days of October 26, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or the RSUs, respectively, for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Grid Dynamics Holdings, Inc., 5000 Executive Parkway, Suite 520, San Ramon, CA 94583.

	Common Stock(1)
Name of Beneficial Owner	Number	Percentage
5% Securityholders:
Beijing Teamsun Technology Co. Ltd.(2)	14,802,570	19.6%
Wasatch Advisors LP(3)	5,881,383	7.8%
Blackrock Inc.(4)	5,494,512	7.3%

Named Executive Officers and Directors:
Lloyd Carney(5)	1,078,224	1.4%
Eric Benhamou(6)	359,679	*
Marina Levinson(7)	24,259	*
Leonard Livschitz(8)	2,673,198	3.5%
Michael Southworth(9)	27,079	*
Weihang Wang(10)	25,395	*
Yueou Wang(11)	67,792	*
Shuo Zhang(12)	223,644	*
Yury Gryzlov(13)	730,612	*
Anil Doradla(14)	422,635	*
Patrick Nicolet(15)	21,101	*
Stan Klimoff(16)	(16)	(16)
All executive officers and directors as a group (11 persons)(17)	5,653,618	7.4%

____________

*        Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)      The percentage of beneficial ownership on the record date is calculated based on 75,589,953 shares of our common stock as of October 26, 2023, adjusted for each owner’s options, or RSUs held by that person that are exercisable or issuable upon vesting, as applicable, within 60 days of October 26, 2023, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

(2)      Consists of 14,802,570 outstanding shares of our common stock. Beijing Teamsun Technology Co. Ltd. (“Beijing Teamsun”) is the ultimate parent of GDD International Holdings Company (“GDD”), through its subsidiaries Teamsun Technology (HK) Limited (“Teamsun”), Automated Systems Holdings Limited (“ASL”) and GDB International Investment Limited (“GDB”). Beijing Teamsun, GDD, Teamsun, ASL and GDB share voting and dispositive power of all these shares. The address of ASL, GDB and GDD is 15/F, Topsail Plaza, 11 On Sum Street, Shain, Hong Kong, the address of Teamsun is Unit 907, 9 Floor, Tai Yau Building, 181 Johnston Road, Wanchai, Hong Kong and the address of Beijing Teamsun is Room 501, 5/F., No. 23 Building, 10 East Block XiBeiWang East Road, HaiDian District, Beijing, China.

(3)      Based solely on information reported on a Schedule 13G filed with the SEC on February 10, 2023. The address of Wasatch Advisors LP is 505 Wakara Way, Salt Lake City, UT 84108.

(4)      Based solely on information reported on a Schedule 13G/A filed with the SEC on January 31, 2023. Includes 5,434,471 shares over which Blackrock Inc. has sole power to vote and 5,494,512 shares over which Blackrock Inc. has sole dispositive power. The address of Blackrock Inc. is 55 East 52 Street, New York, NY 10055.

(5)      Consists of (a) 669,034 shares held of record by Mr. Carney, (b) 12,542 shares held of record by The Lloyd A. Carney Revocable Trust dated September 25, 1995, (c) 5,200 shares held of record by The Lloyd Carney Foundation, (d) 288,800 shares held of record by The Lloyd Carney 2018 Grantor Retained Annuity Trust, (e) 19,675 shares held of record by The Lloyd Carney 2020 Grantor Retained Annuity Trust, (f) 74,345 shares held by The Ana M. Carney Living Trust, and (g) 8,628 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(6)      Consists of (a) 65,835 shares held of record by Mr. Benhamou, (b) 23,500 shares held of record by The Eric Benhamou Living Trust, (c) 200,000 shares held of record by The Eric Benhamou Grantor Retained Annuity Trust, (d) 63,533 shares subject to options exercisable within 60 days of October 26, 2023, and (e) 6,811 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(7)      Consists of (a) 17,448 shares held of record by Ms. Levinson and (b) 6,811 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(8)      Consists of (a) 2,506,555 shares held of record by Mr. Livschitz and (b) 166,643 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(9)      Consists of (a) 20,268 shares held of record by Mr. Southworth and (b) 6,811 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(10)    Consists of (a) 18,584 shares held of record by Mr. Wang and (b) 6,811 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(11)    Consists of (a) 18,584 shares held of record by Mr. Wang, (b) 42,397 shares subject to options exercisable within 60 days of October 26, 2023, and (c) 6,811 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(12)    Consists of (a) 13,645 shares held of record by Ms. Zhang, (b) 139,655 shares held of record by Renascia Fund B LLC for which Ms. Zhang is the managing member and chief executive, (c) 63,533 shares subject to options exercisable within 60 days of October 26, 2023, and (d) 6,811 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(13)    Consists of (a) 256,223 shares held of record by Mr. Gryzlov, (b) 448,921 shares subject to options exercisable within 60 days of October 26, 2023, and (c) 25,468 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(14)    Consists of (a) 265,917 shares held of record by Mr. Doradla, (b) 131,250 shares subject to options exercisable within 60 days of October 26, 2023, and (c) 25,468 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(15)    Consists of (a) 14,290 shares held of record by Mr. Nicolet and (b) 6,811 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

(16)    Mr. Klimoff resigned as our Chief Strategy Officer effective May 19, 2023, and the Company does not have information regarding his beneficial ownership as of October 26, 2023.

(17)    Consists of (a) 4,630,100 shares held of record, (b) 749,634 shares subject to options exercisable within 60 days of October 26, 2023, and (c) 273,884 shares issuable upon the vesting of RSUs within 60 days of October 26, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Since January 1, 2022, there have been no transactions to which Grid Dynamics has been a participant, in which: (i) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of Grid Dynamics’ total assets at year-end for the last two completed fiscal years; and (ii) any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.”

Related Party Transactions Following the Business Combination

Certain equity holders have registration rights requiring the Company to register a sale of any of the Company securities held by them pursuant to the Registration Rights Agreement entered into in connection with the Business Combination. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. Pursuant to the terms of the Registration Rights Agreement, we filed a registration statement to register the resale of certain securities held by the holders and subject to certain conditions, we are separately required at all times to maintain an effective registration statement for the benefit of such holders. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

On November 13, 2019, and effective as of the closing of the Business Combination (the “Closing”), ChaSerg and each of ChaSerg Technology Sponsor LLC (the “Sponsor”), BGV, GDB International Investment Limited, GDD International Holding Company, Leonard Livschitz, Victoria Livschitz and ASL (together with any individuals or entities that are signatories thereto or hereafter become party to the agreement, the “Voting Parties”) entered into a Stockholders’ Agreement, pursuant to which, among other things, the Voting Parties agreed (i) to take all necessary action to cause the Company’s board of directors to be comprised of eight directors effective immediately following the Closing, (ii) subject to certain share ownership thresholds, which the Sponsor no longer meets, to grant each of ASL and the Sponsor rights to designate two directors for election to the Company’s board of directors (and the Voting Parties will vote in favor of such designees), (iii) to designate the Chief Executive Officer of Grid Dynamics for election to the Company’s board of directors, and (iv) to designate three unaffiliated designates for election to the Company’s board of directors.

Policies and Procedures for Related Person Transactions

The Company’s audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related person transaction.

We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000, and in which any related person has a direct or indirect material interest, without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Fiscal Year 2022 Annual Report and SEC Filings

Grid Dynamic’s financial statements for the fiscal year ended December 31, 2022 are included in its Annual Report. This Proxy Statement and the Annual Report are posted on our investor relations webpage at https://ir.griddynamics.com/investor-relations.html in the “Financial Information” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of the Annual Report and the Current Report without charge by sending a written request to Grid Dynamics Holdings, Inc., Attention: Investor Relations, 5000 Executive Parkway, Suite 520, San Ramon, CA 94583.

Company Website

We maintain a website at https://www.griddynamics.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.

THE BOARD OF DIRECTORS
San Ramon, California
November 7, 2023

GRID DYNAMICS HOLDINGS, INC. 5000 EXECUTIVE PARKWAY, SUITE 520 SAN RAMON, CA 94583 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on December 18, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GDYN2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on December 18, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Class I Directors to hold office until the 2026 annual meeting of stockholders or until their successors are elected and qualified. Nominees 01) Leonard Livschitz 02) Shuo Zhang 03) Marina Levinson The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. 3. The approval, on a non-binding advisory basis, of the compensation of our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. The approval, on a non-binding advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers. NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com GRID DYNAMICS HOLDINGS, INC. Annual Meeting of Stockholders December 19, 2023 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Leonard Livschitz, Anil Doradla, and Yury Gryzlov, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GRID DYNAMICS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM PST on December 19, 2023, at the meeting live via the Internet - please visit www.virtualshareholdermeeting.com/GDYN2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000621880_2 R1.0.0.6